Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 811-22888 on Form N-2 of our report dated May 25, 2018, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2017 Annual Report to Shareholders of Wildermuth Endowment Fund (formerly Wildermuth Endowment Strategy Fund), which is also incorporated by reference into the Registration Statement.

We also consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" and “Financial Highlights” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts

May 31, 2018